Exhibit 99.1

Alcoa Plans to Restart Curtailed Aluminum Smelting Capacity at Portland Aluminium in Australia

PITTSBURGH--(BUSINESS WIRE)--November 7, 2021--Alcoa Corporation (NYSE: AA) announced today that the Portland Aluminium joint venture plans to restart 35,000 metric tons per year (mtpy) of curtailed capacity at its aluminum smelter in the State of Victoria in Australia.

The process to restart the capacity, which has been idle since 2009, will begin immediately, with metal production expected to start in the third quarter of 2022.

Portland Aluminium is an unincorporated joint venture with 358,000 mtpy of total capacity, and Alcoa Corporation has 197,000 mtpy of consolidated capacity. Once the restart is complete, Portland Aluminium will operate at approximately 95 percent of total capacity and Alcoa Corporation will have approximately 186,000 mtpy of its consolidated capacity at Portland operating.

“Restarting the idle capacity improves the smelter’s cost structure, competitiveness and longer term sustainability,” said Michael Gollschewski, Alcoa’s Vice President of Operations and President Alcoa Australia. “Portland Aluminium has long enjoyed the support of the local community and with this project we are pleased to be able to create further positive social impact through additional employment and local expenditure.”

The project is expected to create approximately 30 permanent roles at the smelter and about 50 temporary construction positions. The smelter currently has a workforce of about 680, consisting of both direct employees and contractors.

Energy to operate the restored capacity will be supplied under a new four-year agreement with power generator AGL. It will supplement the earlier announced five-year energy agreements with AGL, Alinta Energy and Origin that commenced on August 1, 2021.

The restart’s total cost is anticipated to be approximately $28 million of which Alcoa Corporation’s share is approximately $9 million. Restart expenses are expected to be incurred between the fourth quarter of 2021 and the third quarter of 2022.

Alcoa Corporation also recently announced the restart of its 268,000 mtpy of smelting capacity at the Alumar smelter in Brazil, which is expected to be operational by the fourth quarter of 2022. When both projects are complete, Alcoa Corporation will have approximately 82 percent of its 2.99 million metric tons of global aluminum smelting capacity operating.

Portland Aluminium is an unincorporated joint venture included Alcoa of Australia Limited (55 percent), CITIC Nominees Pty Ltd (22.5 percent), and Marubeni Aluminium Australia Pty Ltd (22.5 percent). Alcoa of Australia Limited is owned by Alcoa Corporation (60 percent) and Alumina Limited (40 percent).

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back 135 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

About Alcoa of Australia

Alcoa of Australia is owned by Alcoa World Alumina and Chemicals (AWAC), an unincorporated global joint venture between Alcoa Corporation and Alumina Limited that consists of a number of affiliated entities that own, operate or have an interest in bauxite mines and alumina refineries, as well as an aluminum smelter, in seven countries. Alcoa Corporation owns 60 percent of AWAC with Alumina Limited owning 40 percent.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls, and webcasts.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “endeavors,” “working,” “potential,” “ambition,” “develop,” “reach,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa Corporation’s filings with the Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Contacts

Investor Contact
James Dwyer
412-992-5450
James.Dwyer@alcoa.com

Media Contacts
Jim Beck
412-315-2909
Jim.Beck@alcoa.com

Jodie Read
Alcoa of Australia
0404-800-335
Jodie.Read@alcoa.com

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